Exhibit 5.1

March 28, 2007	59062.00002

Aeolus Pharmaceuticals, Inc.
23811 Inverness Place
Laguna Niguel, CA 92677

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission on March [28], 2007 (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be issued and sold pursuant to the Company’s Amended and Restated 2004 Stock Option Plan (the “Plan”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the amended and restated certificate of incorporation of the Company and the certificates of amendment thereto, each certified as of March 28, 2007 by the Office of the Secretary of State of the State of Delaware, and the amended and restated bylaws of the Company as presently in effect, as certified by an officer of the Company as of the date hereof;

(iii) resolutions adopted by the Company’s board of directors on March 27, 2007, certified by an officer of the Company, reserving and authorizing the issuance of the Shares; and

(iv) the Plan and the form of stock option agreement under the Plan (the “Option Agreement”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Aeolus Pharmaceuticals, Inc.
March 28, 2007

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement and in accordance with the Plan and the Option Agreements (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein

Aeolus Pharmaceuticals, Inc.
March 28, 2007

even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

LEGAL_US_W # 55661968.3